                                                                                                             Exhibit 99.1

Bronco Drilling Company, Inc. Announces Third Quarter 2007 Results

OKLAHOMA CITY, November 1, 2007 (BUSINESS WIRE)—Bronco Drilling Company, Inc., (Nasdaq/GM:BRNC), announced today financial and operational results for the three and nine months ended September 30, 2007.

Revenues for the third quarter of 2007 were $76.3 million compared to $74.7 million for the second quarter and $79.8 million for the third quarter of 2006. Average marketed rigs for the third quarter of 2007 grew to 53 from 52 for the previous quarter. The growth in rigs is due to the continued refurbishment and deployment of rigs from the Company’s inventory. Revenue days for the quarter increased to 3,739 from 3,624 for the previous quarter and decreased from 4,039 for the third quarter of 2006. Utilization for the third quarter of 2007 was 76% compared to 76% for the previous quarter and 94% for the third quarter of 2006. Average daily cash margins for the quarter ended September 30, 2007, were $8,373 compared to $7,941 for the previous quarter and $10,207 for the third quarter of 2006. Net income for the third quarter of 2007 was $11.1 million compared to $8.7 million for the previous quarter and $17.4 million for the third quarter of 2006. The Company generated EBITDA of $28.3 million for the third quarter of 2007 compared to $25.8 million for the previous quarter and $36.6 million for the third quarter of 2006.

The Company’s fully diluted earnings per share for the quarter ended September 30, 2007, was $0.42 based on 26.1 million shares. This number includes a non-recurring reduction in depreciation expense due to a change in useful life associated with a portion of the company’s equipment. Excluding the non-recurring item, fully diluted earnings per share would be $0.38.

Conference Call

Bronco Drilling’s management will host a conference call to discuss the third quarter results on Thursday, November 1, 2007 at 11:00 a.m. Eastern Time. To participate in the call, dial 866-510-0710 or internationally dial 617-597-5378 using the participant code 66399427. Individuals interested in participating in the call should call at least five minutes prior to the call. The conference call will also be available via the Internet at http://phx.corporate-ir.net/phoenix.zhtml?c=191804&p=irol-IRHome. Please go to the website at least fifteen minutes prior to the call to register, download and install any necessary software. For those who cannot listen to the live call, a replay will be available through December 1, 2007 at 888-286-8010 or internationally at 617-801-6888 using the passcode 93010154. Also, an archive of the webcast will be available at the following link http://phx.corporatir.net/phoenix.zhtml?c=191804&p=irol-IRHome.

About Bronco Drilling

Bronco Drilling Company, Inc., a publicly held company headquartered in Edmond, Oklahoma, is a provider of contract land drilling and workover services to oil and natural gas exploration and production companies. Bronco's common stock is quoted on The Nasdaq Global Market under the symbol “BRNC.” For more information about Bronco Drilling Company, Inc., visit http://www.broncodrill.com.

Bronco Drilling Company, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands except share par value)

	September 30,	December 31,
	2007	2006
ASSETS	(Unaudited)

CURRENT ASSETS
Cash and cash equivalents	$1,671	$10,608
Receivables
Trade and other, net of allowance for doubtful accounts of
$714 and $400 in 2007 and 2006, respectively	66,208	60,282
Contract drilling in progress	1,410	1,989
Income tax receivable	1,820	-
Current deferred income taxes	220	155
Prepaid expenses	1,158	338

Total current assets	72,487	73,372

PROPERTY AND EQUIPMENT - AT COST
Drilling rigs and related equipment	477,558	396,499
Transportation, office and other equipment	40,678	29,928
	518,236	426,427
Less accumulated depreciation	73,289	44,505
	444,947	381,922

OTHER ASSETS
Goodwill	21,936	21,280
Restricted cash and deposit	2,745	2,600
Intangibles, net, and other	5,620	3,314
	30,301	27,194

	$547,735	$482,488

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$19,557	$19,677
Accrued liabilities
Payroll related	7,223	7,587
Deferred revenue and other	3,869	4,180
Income tax payable	-	3,724
Current maturities of long-term debt	1,034	636

Total current liabilities	31,683	35,804

LONG-TERM DEBT, less current maturities	61,639	64,091

DEFERRED INCOME TAXES	65,459	42,608

COMMITMENTS AND CONTINGENCIES (Note 6)

STOCKHOLDERS' EQUITY
Common stock, $.01 par value, 100,000 shares authorized;
26,031 and 24,938 shares issued and outstanding
at September 30, 2007 and December 31, 2006	261	250

Additional paid-in capital	297,144	279,355

Retained earnings	91,549	60,380
Total stockholders' equity	388,954	339,985

	$547,735	$482,488

The accompanying notes are an integral part of these statements.

Bronco Drilling Company, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
REVENUES
Contract drilling revenues, including
0%, 4%, 1% and 4% to related parties	$70,441	$79,814	$214,311	$203,351
Well service	5,845	-	15,676	-
	76,286	79,814	229,987	203,351
EXPENSES
Contract drilling	39,135	38,586	120,448	99,481
Well service	3,931	-	9,853	-
Depreciation and amortization	9,219	8,134	31,317	21,119
General and administrative	5,353	4,691	15,444	11,741
	57,638	51,411	177,062	132,341

Income from operations	18,648	28,403	52,925	71,010

OTHER INCOME (EXPENSE)
Interest expense	(1,009)	(526)	(3,071)	(647)
Loss from early extinguishment of debt	-	-	-	(1,000)
Interest income	366	1	617	123
Other	72	54	238	185
	(571)	(471)	(2,216)	(1,339)
Income before income taxes	18,077	27,932	50,709	69,671
Income tax expense	7,009	10,527	19,540	26,190

NET INCOME	$11,068	$17,405	$31,169	$43,481

Income per common share-Basic	$0.43	$0.70	$1.20	$1.78

Income per common share-Diluted	$0.42	$0.70	$1.20	$1.77

Weighted average number of shares outstanding-Basic	26,025	24,940	25,984	24,467

Weighted average number of shares outstanding-Diluted	26,126	24,974	26,064	24,505

The accompanying notes are an integral part of these statements.

Non-GAAP Financial Measures

This press release includes a presentation of average daily cash margin and EBITDA which are not financial measures recognized under generally accepted accounting principles, or GAAP. Average daily cash margin is a non-GAAP financial measure equal to net income, the most directly comparable GAAP financial measure, minus well service revenue, plus well service expense, income tax expense, other expense, general and administrative expense and depreciation and amortization, and divided by revenue days for the period. EBITDA is a non-GAAP financial measure equal to net income, the most directly comparable GAAP financial measure, plus interest expense, income tax expense and depreciation and amortization. We have presented average daily cash margin and EBITDA because we use these metrics as an integral part of our internal reporting to measure our performance and to evaluate the performance of our senior management. We consider these metrics to be important indicators of the operational strength of our business. A limitation of these metrics, however, is that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. Management evaluates the costs of such tangible and intangible assets and the impact of related impairments through other financial measures, such as capital expenditures, investment spending and return on capital. Therefore, we believe that average daily cash margin and EBITDA provide useful information to our investors regarding our performance and overall results of operations. Neither average daily cash margin nor EBITDA is intended to be a performance measure that should be regarded as an alternative to, or more meaningful than, either net income as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. In addition, neither of these metrics is intended to represent funds available for dividends, reinvestment or other discretionary uses, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. These non-GAAP financial measures may not be comparable to similarly titled measures presented by other companies, and may not be identical to corresponding measures used in our various agreements.

The following presents a reconciliation of average daily cash margin and EBITDA to net income, the most directly comparable GAAP financial measure (in thousands, except revenue days and average daily cash margin):

	Three Months Ended		Three Months Ended
	September 30,		June 30,
	2007	2006	2007
	(Unaudited)		(Unaudited)
Reconciliation of average daily
cash margin to net income:
Net income	$11,068	$17,405	$8,714
Well service revenue	(5,845)	-	(5,429)
Well service expense	3,931	-	3,280
Income tax expense	7,009	10,527	5,428
Other expense	571	471	491
General and administrative	5,353	4,691	5,399
Depreciation and amortization	9,219	8,134	10,894

Drilling margin	31,306	41,228	28,777

Revenue days	3,739	4,039	3,624

Average daily cash margin	$8,373	$10,207	$7,941

	Three Months Ended		Three Months Ended
	September 30,		June 30,
	2007	2006	2007
	(Unaudited)		(Unaudited)
Calculation of EBITDA:
Net income	$11,068	$17,405	$8,714
Interest expense	1,009	526	795
Income tax expense	7,009	10,527	5,428
Depreciation and amortization	9,219	8,134	10,894

EBITDA	$28,305	$36,592	$25,831

Contact:
Bob Jarvis
Investor Relations
Bronco Drilling Company
(405) 242-4444 EXT: 102
bjarvis@broncodrill.com